For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES FIRST QUARTER EARNINGS

CORNELIA, GA.    April 30, 2007,  Habersham Bancorp (NASDAQ: HABC) reports first quarter earnings of $984,455 or $.33  per diluted share, a decrease of 22.56% when compared to first quarter earnings of $1,271,224 or $.43 per diluted share in the first quarter of 2006.  The decreases in total earnings resulted principally from an approximately $507,000 increase in non-interest expense for the first quarter of 2007 as compared to the first quarter of 2006, offset by an increase in non-interest income of approximately $77,000 for the corresponding periods.  The increase in other non-interest expense consisted primarily of additional expenses in salary and employee benefits and occupancy costs. The net interest margin for the first quarter of 2007 was 4.65% when compared to 4.97% for the first quarter of 2006.   Two factors which impact the net interest margin are average interest-bearing assets and average interest-bearing liabilities which increased approximately $30.6 million and $43.3 million, respectively, when comparing first quarter of 2007 to first quarter of 2006.

Total assets of $492 million at March 31, 2007 reflect a decrease of $63.7 million or 11.46% from $556 million at December 31, 2006.  At December 31, 2006, Habersham Bank had excess cash received from a short-term deposit invested in cash and due from banks and in federal funds sold.  The excess cash was drawn down with the pay out of the deposited funds during the first quarter of 2007.  Excluding the reduction of these funds of approximately $70.7 million, the loan, investment portfolios and other assets increased approximately $7.3 million, $1.8 million and $374,000, respectively, offset by a decrease of approximately $2.5 million in loans held for sale.

The Company’s stock is listed on the Nasdaq Global Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to:  Sterne, Agee and Leach, Inc.; Paine Webber, Inc.; SunTrust Robinson-Humphreys Co., Inc.; AGS Securities, Inc;  Wachovia Securities, Inc.; or First Tennessee, market makers for HABC.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited)
(dollar amounts in thousands, except per share amounts)

Earnings Summary	Three Months Ended March 31,
	2007	2006

Interest income	$9,038	$7,964
Interest expense	3,980	2,884
Net interest income	5,058	5,080
Provision for loan losses	-	-
Net interest income after provision for loan losses	5,058	5,080
Other income	915	848
Investment securities losses	5	(5)
Other expense	4,586	4,079
Earnings before income tax expense	1,392	1,844
Income tax expense	408	573
Net earnings	$984	$1,271
Net earnings per share – basic	$.33	$.43
Net earnings per share – diluted	$.33	$.43
Weighted average number of common shares outstanding	2,968,593	2,926,446
Weighted average number of common and common equivalent shares outstanding	2,995,405	2,963,888
Cash dividends declared per common share	$.10	$.09

Balance Sheet Summary	March 31, 2007	December 31, 2006
Total Assets	$492,037	$555,738
Loans, net	350,159	342,816
Deposits	379,590	450,629
Stockholders’ Equity	56,416	55,564